QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

MarkWest Energy Partners, L.P. 1515 Arapahoe Street Tower 2, Suite 700 Denver, CO 80202		NGP Midstream & Resources, L.P. 1401 McKinney, Suite 1025 Houston, TX 77010
Contact:	Frank Semple, Chairman, President and CEO	Contact:	John Raymond, Managing Partner &CEO
	Nancy Buese, Senior VP and CFO		Jeff Rawls, Managing Director
	Andy Schroeder, VP of Finance/Treasurer		Patrick Wade, Managing Director
Phone:	(866) 858-0482	Phone	(713) 579-5000
E-mail	investorrelations@markwest.com	Email:	info@ngpmr.com
Website:	www.markwest.com	Website:	www.ngpmr.com

MarkWest Energy Partners and NGP Midstream & Resources
Announce Marcellus Shale Joint Venture

        DENVER and HOUSTON—January 27, 2009—MarkWest Energy Partners, L.P. (NYSE: MWE) and NGP Midstream & Resources, L.P. (M&R) today announced an agreement to form a joint venture dedicated to the construction and operation of natural gas midstream services to support producer customers in the Marcellus Shale.

        Under the terms of the joint venture, which will be owned 60 percent by MarkWest and 40 percent by M&R, MarkWest will operate the facilities and will contribute approximately $100 million of existing Marcellus Shale assets to the joint venture. M&R will invest the next $200 million of capital, which approximates the capital required to fund the Marcellus project in 2009. Capital funding for 2010 and 2011 will be driven by producer drilling programs. In order to achieve the 60 / 40 capital structure MarkWest will invest approximately $200 million in incremental capital by the end of 2011 in accordance with the joint venture agreement.

        The Marcellus Shale continues to develop into one of the most prolific and economic natural gas shale plays in the United States. MarkWest has established a leading position in providing midstream services in the Marcellus Shale, including the recent development of gathering and processing infrastructure for Range Resources in southwest Pennsylvania. By the end of 2009, MarkWest and M&R expect the joint venture to be capable of processing up to 240 million cubic feet per day of gas for Range and other producers.

        "M&R will be an excellent partner in our Marcellus project," said Frank Semple, Chairman, President and Chief Executive Officer of MarkWest Energy Partners. "M&R has a strong appreciation for the long-term strategic value of the Marcellus play and shares our vision of delivering best-of-class midstream services to producer customers, including our significant relationship with Range Resources. The structure of the joint venture will allow MarkWest to achieve its long-term objectives in the Marcellus while significantly reducing capital requirements over the next several years, which is a critical component of our balance sheet and liquidity objectives. The experience and expertise of MarkWest and M&R are very complementary and we look forward to a long-term business relationship."

        "We are delighted to announce the partnership we have formed with MarkWest," said John T. Raymond, Managing Partner and Chief Executive Officer of M&R. "The transaction leverages the firm's in-house expertise, deep industry relationships, and financial scale which, when complemented by a proven experienced management team and a common view towards the inherent value of the Marcellus play, creates the foundation for a successful long-term strategic partnership. We look forward to working with the MarkWest management team to explore additional opportunities to partner together."

        The closing of the joint venture is subject to customary and other closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act").

        Morgan Stanley is acting as MarkWest's exclusive financial advisor in connection with the formation of the joint venture.

##

        MarkWest Energy Partners, L.P. is a growth-oriented master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwestern and Gulf Coast regions of the United States and is the largest natural gas processor in the Appalachian region. The primary business strategy of MarkWest is to provide outstanding customer service at competitive rates and to expand its assets and cash flow available for distribution through a balanced combination of organic growth projects and selective acquisitions.

        NGP Midstream & Resources (M&R), a U.S.-based $1.4 billion private equity fund, invests in selected areas of the energy infrastructure and natural resources sectors. M&R targets the midstream energy sector and all facets of the mining and minerals sectors. M&R makes equity investments of $50 to $250 million in entities with talented, experienced management teams, focused on hard assets that are integral to existing and growing markets. M&R is affiliated with NGP Energy Capital Management, a leading U.S. capital provider to all facets of the energy sector. Since 1988, NGP Energy Capital Management has built a premier investment franchise in the North American energy sector, with a reputation as one of the most consistent and supportive financial sponsors in the industry. NGP Energy Capital Management has been a leader in structuring and negotiating transactions totaling over $20 billion.

        This press release includes "forward-looking statements." All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in the periodic reports we file with the SEC, including our Annual Report on Form 10-K, as amended, for the year ended December 31, 2007 and in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2008, as filed with the SEC. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading "Risk Factors." We do not undertake any duty to update any forward-looking statement except as required by law.

QuickLinks

MarkWest Energy Partners and NGP Midstream & Resources Announce Marcellus Shale Joint Venture